EXHIBIT 10.33

Marella Thorell

December 8, 2020, revised on December 11, 2020

Re: Offer of Employment

Dear Marella:

On behalf of United Medicines, I am pleased to confirm our offer to employ you as Senior Vice President—Finance, United Medicines Biopharma Limited (“Parent”) is a to-be-formed U.K. corporation that will be the parent company of a subsidiary that will be formed in the United States (the “U.S. Subsidiary”). Parent, the U.S. Subsidiary and their respective subsidiaries and other affiliates are collectively referred to herein as “United Medicines” or the “Company,” and the duties of the Company set forth in this Agreement may be discharged by any entity within that definition. The initial terms and conditions of your employment, should you accept this offer, are set forth below in this letter agreement (the “Agreement”):

1. Position. You will initially report to the Parent’s Chief Executive Officer of the Parent (the “CEO”) with the expectation that you will report to the Chief Financial Officer (the “CFO”) when that executive is hired. You will have such powers and duties as may from time to time be prescribed by the CEO, the CFO or that executive’s designee. The U.S. Subsidiary will maintain and distribute employment-related records. This is a full-time employment position. It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time), except as expressly authorized in writing by the CEO. Notwithstanding the foregoing, you may continue to serve on the boards of Essa Pharma and Vallon Pharmaceuticals and you may engage in religious, charitable and other community activities so long as such activities do not interfere or conflict with your obligations to the Company.

2. Start Date. Your employment with the Company will begin on a date to be mutually agreed to by you and the Company. For the avoidance of doubt, in no event will the Start Date be before the date that the U.S. Subsidiary is formed. The actual first day of your employment with the Company shall be referred to herein as the “Start Date.”

3. Compensation and Related Matters.

(a) Base Salary. The Company will pay you an initial base salary at the rate of $380,000 per year, payable in accordance with the Company’s standard payroll schedule for its U.S. executives and subject to applicable deductions and withholdings. Your base salary will be subject to periodic review and adjustments at the Company’s discretion. Your base salary in effect at any given time is referred to herein as the “Base Salary.”

(b) Annual Bonus. Commencing in calendar year 2021, you will initially be eligible to receive an annual performance bonus targeted at 40% of your Base Salary and pro-rated based on your Start Date. The actual bonus amount is discretionary and will be determined by the Company. To earn an annual bonus, you must be employed by the Company as of the payment date of such bonus. Any annual bonus will be paid no later than March 15th of the calendar year following the calendar year to which such bonus relates.

(c) Expenses. The Company will promptly reimburse you for all reasonable expenses incurred by you in performing services hereunder, in accordance with the policies and procedures then in effect.

(d) Benefits/Paid Time Off. You will be eligible, subject to the terms of the applicable plans and programs, to participate in the employee benefits and insurance programs generally made available to the Company’s full-time U.S. employees. Details of such benefits programs, including mandatory employee contributions, if any, and waiting periods, if applicable, will be made available to you when such benefit(s) become available. You will be entitled to paid time off consistent with the terms of the Company’s paid time off policy for its US employees, as in effect from time to time. The Company reserves the right to modify, amend or cancel any of its benefits plans or programs at any time.

4. Initial Equity Award. At such time as Parent issues and sells shares of its capital stock in connection with the Series A Financing and subject to approval of Parent’s Board of Directors (the “Board”) and your continued employment on the date of grant or issuance, Parent shall grant to you either a restricted stock award for a number of shares of Parent’s common stock (the “Restricted Shares”) or a stock option to purchase a number of shares of Parent’s common stock (the “Option”) equal to .25% of Parent’s fully diluted capitalization (reflecting then outstanding capital stock, warrants and stock options) following such Series A issuance and sale. The Restricted Shares or Option will be subject to the standard terms and conditions of Parent’s equity incentive plan then in effect and the applicable equity award agreement (the “Equity Documents”), including with respect to vesting as follows: 25% of the Restricted Shares or Options shall vest on the first anniversary of the Start Date (the “Vesting Commencement Date”) and the remainder shall vest in equal quarterly installments over the twelve (12) quarters thereafter, subject to your continued employment with the Company at each such vesting date, such that the Restricted Shares or Option shall be fully vested upon the fourth (4th) anniversary of the Vesting Commencement Date.

5. Location. You initially will be permitted to work from your home office in Pennsylvania provided, however, that you may be required to regularly travel to the U.K., France and Germany, and you may also be required to travel nationally and internationally on business as is necessary from time to time. During the COVID-19 pandemic, such travel may be limited to essential travel and will be in accordance with applicable safety regulations.

6. At-Will Employment; Date of Termination. At all times your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason, subject to the terms of this Agreement. Your last day of employment for any reason is referred to herein as the “Date of Termination.” In the event that you elect to end your employment, the Company requires you to provide at least 30 days’ advance written notice to the Company. Notwithstanding the foregoing, the Company may unilaterally accelerate the Date of Termination, and such acceleration shall not result in a termination by the Company for purposes of this Agreement. In the interest of clarity, any intercompany transfer between Parent, the U.S. Subsidiary and their respective subsidiaries and affiliates shall not be deemed a termination of the employment relationship unless otherwise specified at the time of the transfer.

7. Accrued Obligations. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary and, if applicable, any accrued but unused vacation, through the Date of Termination, and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”).

8. Severance Pay and Benefits Upon a Qualifying Termination. In the event that a Qualifying Termination (as defined in Appendix A) occurs, then, in addition to you being entitled to the Accrued Obligations, and subject to (i) you signing a separation agreement and release in a form and manner reasonably satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a reaffirmation of the Continuing Obligations (as defined below), and a one year post-employment noncompetition agreement, and shall provide that if you breach the Continuing Obligations, all payments of the Severance Amount (as defined below) shall immediately cease (the “Separation Agreement and Release”), (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release),, and (iii) if so requested by the Company, you signing a U.K. settlement agreement:

(a) The Company shall pay you an amount equal to nine (9) months of your Base Salary (the “Severance Amount”); and

(b) subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider(s) or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the nine (9) month anniversary of the Date of Termination; (B) your eligibility for group health plan benefits under any other employer’s group health plan; or (C) the cessation of your continuation rights under COBRA; provided, however, that if the Company reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments, if to you, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates; and

The amounts payable under this Section 8, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine (9) months commencing within 60 days after the Date of Termination.

If your employment ends for any reason other than a Qualifying Termination, you will be entitled to the Accrued Obligations and will not be entitled to any further compensation from the Company. For the avoidance of doubt, if your employment ends due to your death or disability, you will receive the Accrued Obligations but will not be eligible for severance pay and benefits, whether pursuant to this Section 8 or otherwise.

9. Continuing Obligations.

(a) Restrictive Covenants Agreement. As a condition of your employment, you are required to enter into the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement enclosed with this Agreement (the “Restrictive Covenants Agreement”). For purposes of this Agreement, the obligations in this Section 9 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”

(b) Third Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party which restricts your engagement in any business in any way, other than confidentiality restrictions (if any). You represent to the Company that your execution of this Agreement, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any such previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party. You agree that, notwithstanding anything to the contrary herein, if your employment ends in connection with or as a result of a former employer or third party enforcing or attempting to enforce a noncompetition obligation or other restrictive covenant against you, such termination will not constitute a Qualifying Termination for purposes of this Agreement.

(c) Litigation and Regulatory Cooperation. During and after your employment, you shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information. Your full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 9(c).

(d) Relief. You agree that it would be difficult to measure any damages caused to the Company which might result from your breach of any of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

10. Withholding; Tax Effect. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

11. Interpretation and Enforcement. This Agreement, together with Appendix A, the Restrictive Covenants Agreement and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. Except as expressly otherwise provided in the Equity Documents or the Restrictive Covenants Agreement, the terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

12. Assignment; Successors and Assigns. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further, that if you remain employed or become employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then you shall not be entitled to any severance payments or benefits solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns..

13. Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.

14. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Conditions. This offer is contingent on the completion of successful reference and background checks, if so requested and as determined by the Company. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.

16. Other Terms. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. PDF copies of signed counterparts shall be equally effective as originals.

[Signature page follows.]

To accept this offer of employment, please sign and return this Agreement and the Restrictive Covenants Agreement to Jennifer Fay at JFay@goodwinlaw.com by December 10, 2020. We look forward to your joining the Company.

Very truly yours,

By:	/s/ Richard Lee
Richard Lee, Director

Enclosure (Restrictive Covenants Agreement)

I have read and accept this employment offer:

/s/ Marella Thorell
Marella Thorell Date: 12.12.2020

Appendix A

1)

Cause” shall mean (i) your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in harm to the Company; (ii) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the CEO or CFO, which failure continues, in the reasonable judgment of the CEO or CFO, for thirty (30) days after written notice given to you describing such failure (iv) your gross negligence, willful misconduct or insubordination that results in or is reasonably anticipated to result in harm to the Company, which conduct, if curable, in the reasonable judgment of the CEO or CFO, is not cured for more than thirty (30) days after written notice given to you describing such conduct; (v) your violation of any material provision of any agreement(s) between you and the Company or any Company policies including, without limitation, this Agreement, agreements relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions or policies related to ethics or workplace conduct, which violation, if curable, in the reasonable judgment of the CEO or CFO, is not cured for more than (30) days after written notice given to you describing such violation; or (vi) your failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the CEO or CFO to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

2)	“Qualifying Termination” shall mean, after the Start Date, the Company terminates your employment without Cause.